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                                                                    Exhibit 4(U)


                                 NINTH AMENDMENT  TO
                   AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
                                  AND LIMITED WAIVER

     This Ninth Amendment to that certain Amended and Restated Loan and Security Agreement ("AMENDMENT") is dated as of July 8, 1998, by and among Unitel Video, Inc. ("BORROWER"), R Squared, Inc. ("CORPORATE GUARANTOR"), and Heller Financial, Inc., as a Lender and as Agent for Lenders ("AGENT").

     WHEREAS, Agent, Lenders, Corporate Guarantor and Borrower are parties to a certain Amended and Restated Loan and Security Agreement dated December 12, 1995 and all amendments thereto (the "AGREEMENT"); and

     WHEREAS, an Event of Default is in existence under 8.1(C) of the Agreement as a result of Borrower's breach of the Tangible Net Worth covenant contained in subsection 6.1 for the month ended March 31, 1998 (the "Existing Event of Default"); and

     WHEREAS, the parties desire to amend the Agreement as hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. DEFINITIONS. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such term in the Agreement.

     2. AMENDMENTS. Subject to the conditions set forth below, the Agreement is amended as follows:

          (A) Subsection 5 is amended by adding the following subsections immediately after subsection 5.17:

          5.18 PROJECTIONS. On or before July 15, 1998, Borrower shall have delivered to Agent Projections for Fiscal Year 1999.

          5.19 PROPOSAL FOR NEW CAPITAL. On or before June 30, 1998, Borrower shall have delivered to Agent a proposal or letter of intent, in form and substance satisfactory to Agent and Lenders, from a third party source of new capital in the amount of at least $5,000,000 resulting from (i) the sale and leaseback of Borrower's real estate, (ii) a conventional mortgage on Borrower's real estate or (iii) Borrower's obtaining additional subordinated debt with subordination provisions acceptable to Agent and Lenders (the "New Capital"). If Agent has not received such proposal or letter of intent, as more full described above, by June 30, 1998, then, in addition to any other rights or remedies set forth in this Agreement, Borrower shall pay to Agent a fee in the amount of $30,000.



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          5.20 COMMITMENT LETTER FOR NEW CAPITAL.  On or before July 31, 1998,
     Borrower shall have delivered to Agent a commitment letter, in form and substance satisfactory to Agent and Lenders, from the source of the New Capital. If Agent does not receive such commitment letter, as more fully described above, by July 31, 1998, then, in addition to any other rights or remedies set forth in this Agreement, Borrower shall pay to Agent a fee, which shall be fully earned and payable on such date, in the amount of $30,000.

          5.21 NEW CAPITAL. On or before August 31, 1998, the third party source of the New Capital shall have paid the New Capital to Agent to repay Term Loan D in full and to reduce the outstanding balance of the Revolving Loan. If such New Capital is not paid to Agent by August 31, 1998 then, in addition to any other rights or remedies set forth in this Agreement: (i) a complete orderly liquidation value appraisal of Borrower's Equipment at Borrower's expense and in form and substance acceptable to Agent shall be completed and delivered to Agent by October 15, 1998, and (ii) effective September 1, 1998, the Interest Rate for all Base Rate Loans and all LIBOR Loans shall be increased by 100 basis points above the existing rate.

          (b) Subsection 6.1 is amended by deleting said subsection in its entirety and replacing it with the following:

          6.1 TANGIBLE NET WORTH. Borrower shall at all times during the periods set forth below maintain Tangible Net Worth plus Subordinated Debt of not less than the amounts set forth opposite such periods:

          Period                                    Amount
          ------                                    ------

          April 1, 1998 - June 30, 1998           $11,000,000
          July 1, 1998 - July 31, 1998            $13,000,000
          August 1, 1998 - August 31, 1998        $13,000,000
          September 1, 1998 - November 30, 1998   $19,500,000
          December 1, 1998 and at all times       $20,000,000
          thereafter

          (c) Subsection 6.2 is amended by deleting said subsection in its entirety and replacing it with the following:

          6.2 CAPITAL EXPENDITURE LIMITS. The aggregate amount of all Capital Expenditures of Borrower and its Subsidiaries (excluding trade-ins, excluding Capital Expenditures in respect of replacement assets to the extent funded with casualty insurance proceeds and excluding Capital Expenditures that consist of commitments or contracts to make Capital Expenditures which have not created a cash obligation so long as such amount does not exceed $500,000 in the aggregate at any time outstanding) will not exceed the amounts set forth below during the periods set forth below.


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             Period                                  Amount
             ------                                  ------

     For 12 month period ended                    $5,764,000.00
     August 31, 1998

     For the 12 month period commencing           $2,000,000.00
     September 1, 1998 and ending August
     31, 1999 and all 12 month periods thereafter

     In the event that Borrower or any of its Subsidiaries enters into a Capital Lease or other contract with respect to fixed assets, for purposes of calculating Capital Expenditures under this subsection only, the amount of the Capital Lease or contract initially capitalized on Borrower's or any Subsidiary's balance sheet prepared in accordance with GAAP shall be considered expended in full on the date that Borrower or any of its Subsidiaries enters into such Capital Lease or contract.

          (d) Subsection 6.3 is amended by deleting said subsection in its entirety and replacing it with the following:

          6.3 FIXED CHARGE COVERAGE. Borrower shall not permit its Fixed Charge Coverage to be less than (a) .75 to 1.00 for the three fiscal quarters ending May 31, 1998, (b) 1.00 to 1.00 for the four fiscal quarters ending August 31, 1998 and (c) 1.00 to 1.00 for each fiscal quarter thereafter, calculated on a rolling four quarter basis.

     For purposes of the covenant calculations under this subsection 6.3, Operating Cash Flow shall exclude financed Capital Expenditures utilized by Borrower to finance its construction of mobile teleproduction units with the proceeds of industrial revenue bonds to be issued by the Allegheny County Industrial Development Authority.

          (e) Subsection 6.4 is amended by deleting said subsection in its entirety and replacing it with the following:

          6.4 LEVERAGE RATIO. Borrower shall not permit its Leverage Ratio at all times during each period set forth below to be greater than the ratio set forth below for such period:


     Period                                                  Ratio
     ------                                                  -----

     From September 1, 1997
     through and including May 31, 1998                     5.30:1.0
     From September 1, 1997
     through and including June 31, 1998                    5.30:1.0
     From September 1, 1997
     through and including July 31, 1998                    3.75:1.0


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     From September 1, 1997
     through and including August 31, 1998                  3.75:1.0
     On the last day of each fiscal quarter thereafter
     (calculated  on a rolling four fiscal quarter basis)   2.75:1.0

          (f) Subsection 6.5 is amended by deleting said subsection in its entirety and replacing it with the following:

          6.5 INTEREST COVERAGE. During each fiscal period when Borrower's Fixed Charge Coverage is less than 1.00 to 1.00, Borrower shall not permit the ratio of (a) Operating Cash Flow to (b) Interest Expense to be less than (i) 1.50 to 1.00 for the three fiscal quarters ending May 31, 1998,
     (ii) 1.80 to 1.00 for the four fiscal quarters ending August 31, 1998, and
     (iii) 1.30 to 1.00 for each fiscal quarter thereafter, calculated on a rolling four quarter basis.

     For purposes of the covenant calculations under this subsection 6.5, Operating Cash Flow shall exclude financed Capital Expenditures utilized by Borrower to finance its construction of mobile teleproduction units with the proceeds of industrial revenue bonds to be issued by the Allegheny County Industrial Development Authority.

          (g) Subsection 8.1(C) is amended by deleting said subsection in its entirety and replacing it with the following:

          (C) BREACH OF CERTAIN PROVISIONS. Failure of any Loan Party to perform or comply with any term or condition contained in subsections 5.1(A), (B) or (C), 5.3, 5.5, 5.6, 5.18, 5.19, 5.20 or 5.21 or contained in
     Section 6 or section 7; or

     3.   WAIVER.   Agent and Lenders hereby waive the Existing Event of
Default. This is a limited waiver and shall not be deemed to constitute a waiver of any other Event of Default or any future breach of the Agreement or any of the other Loan Documents.

     4. CONDITIONS. The effectiveness of this Amendment is subject to the following conditions precedent (unless specifically waived in writing by Agent and Lenders):

          (a) Borrower shall have executed and delivered such other documents and instruments as Agent may require;

          (b) All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel;

          (c) No Default or Event of Default other than the Existing Events of Default shall have occurred and be continuing; and


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          (d)  Borrower shall have paid Agent an amendment fee in the amount of
$35,000, which shall be fully earned, due and payable and which Agent may charge to the Revolving Loan on the date hereof.

     5. CORPORATE ACTION. The execution, delivery, and performance of this Amendment has been duly authorized by all requisite corporate action on the part of Borrower and Corporate Guarantor and this Amendment has been duly executed and delivered by Borrower and Corporate Guarantor.

     6. SEVERABILITY. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

     7. REFERENCES. Any reference to the Agreement contained in any document, instrument or agreement executed in connection with the Agreement, shall be deemed to be a reference to the Agreement as modified by this Amendment.

     8. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

     9. RATIFICATION. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Agreement, and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are ratified and confirmed and shall continue in full force and effect.



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

                         HELLER FINANCIAL, INC.,
                         as Lender and Agent

                         By: /s/ Venkat R. Venkatesan
                             -------------------------------
                                 Venkat R. Venkatesan
                         Title:  Vice President


                         UNITEL VIDEO, INC.,
                         as Borrower

                         By: /s/ Barry Knepper
                             -------------------------------
                         Title: President


                         R SQUARED, INC., as Corporate Guarantor

                         By: /s/ Barry Knepper
                             -------------------------------
                         Title: President



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